Exhibit 15

January 17, 2013

To the Board of Directors and Stockholders of Lifetime Brands, Inc:

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Lifetime Brands Inc. for the registration of 700,000 shares of its common stock of our reports dated May 4, 2012, August 8, 2012 and November 8, 2012 relating to the unaudited condensed consolidated interim financial statements of Lifetime Brands Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012.

/s/ ERNST & YOUNG LLP

Melville, New York
January 17, 2013